Exhibit 99.1

DIGIRAD CORPORATION COMMENTS ON FOURTH QUARTER PROGRESS

Turnaround Activities Underway; Strong Q4 Cash Flow

POWAY, Calif. - January 14, 2009 - Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging systems and personnel and equipment leasing services to physicians’ offices, hospitals and imaging centers, today announced that results for the 2008 fourth quarter will show positive progress toward both organizational and financial turnaround goals laid out by CEO Todd Clyde following his promotion in to that role in October 2008.  Indications of that progress include:

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The Product Division was profitable for the year and for the quarter on the strength of double-digit unit and revenue growth in the fourth quarter over fourth quarter 2007.  The company had established the goal of profitability for the year in the division at the beginning of 2008.

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The Centers of Influence (COI) model, which pairs leading academic centers with a network of community practitioners to drive growth and utilization, continues to work as the more established COI locations also showed growth in the quarter over the prior year.

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Negotiations for the sale or closure of underperforming hub locations began during the fourth quarter and are well underway.  Those transactions should begin to close during the next 60 days and are expected to be complete within six months.  The locations generated nearly $7 million of revenue during 2008.

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The company’s operations generated more than $2 million in cash during the 2008 fourth quarter, bolstering its cash, cash equivalents and securities to more than $28 million, or approximately $1.50/share at December 31.

Digirad CEO Todd Clyde said, “The entire organization is focused on achieving positive cash flow and profitability in the near term while driving technology progress and improving services utilization to grow market share over the long run.  I have been pleased with the employee response to our initiatives  in the fourth quarter of 2008 and look forward to sharing our progress in greater detail when we report our full annual results in February.”

As previously announced, Clyde will be presenting at J.P. Morgan’s 27th Annual Healthcare Conference being held January 12-15, at the Westin St. Francis Hotel, San Francisco. His presentation is scheduled to begin at 11:30 a.m. PT tomorrow, Thursday, January 15. The presentation will include a discussion of Digirad’s business, strategic focus and outlook. The presentation will also be webcast live on the events and presentation page of the investors section of Digirad’s web site at www.digirad.com. An archive of the presentation will be accessible at this site for 90 days.

About Digirad Corporation
Digirad provides medical diagnostic imaging systems and personnel and equipment leasing services to physicians’ offices, hospitals and imaging centers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 600 systems; in addition, a mobile fleet of more than 145 nuclear and ultrasound imaging systems is being used in 21 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the efficacy of Digirad’s centers of influence model, the status of the negotiation of the sale or closure of underperforming hub locations, and the ability to achieve positive cash flow and profitability, drive technology progress and improve services utilization to grow market share. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers’ business conditions, work force, suppliers, business prospects, economic outlook, operational policy or structure, acceptance and use of Digirad’s camera systems and services, reliability, recalls, and other risks detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300	Company Contact: Todd Clyde Chief Executive Officer 858-726-1600

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